Code of Ethics Policy

Code of Ethics

January 2024

CLEARBROOK LLC

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CLEARBROOK	Code of Ethics Policy

Table of Contents

1.	Introduction	3
2.	Fiduciary Culture	5
3.	Oversight of Code of Ethics	5
3.1.	Acknowledgement of the Code	5
3.2.	Reporting Violations	5
3.3.	Ownership of the Code	5
3.4.	Sanctions for Failure to Comply with the Code	5
4.	Conflicts of Interest / Unlawful Actions	6
5.	Whistleblower Policy	7
6.	Gifts and Entertainment	8
6.1.	Introduction	8
6.2.	Gifts and Entertainment Policy	8
7.	Improper Use of Client Relationships	9
8.	Advancing the Firm’s Interests	9
9.	Insider Trading	9
9.1.	Introduction	9
9.2.	Definitions	10
9.3.	Firm’s Insider Trading Policy	11
9.4.	Procedures Designed to Detect and Prevent Insider Trading	11
9.5.	Compliance Responsibilities	12
9.6.	Penalties for Insider Trading	12
10.	Employee Trading and Investments	12
10.1.	Definitions	12
10.2.	Pre-Clearance of Trades	13
10.3.	Front Running	13
10.4.	Scalping	13
10.5.	Block Trades and Black Out Periods	14
10.6.	No Excessive Trading	14
10.7.	The Restricted List	14
10.8.	Reporting of Employee Holdings and Transactions	14
10.9.	Exemption from Reporting on Certain Accounts or Transactions	15
10.10.	Initial Public Offerings and Private Placements	16
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10.11.	Specific Account Exemptions	17
10.12.	Review and Retention of Reports	17
11.	Confidentiality of Non-Public information	17
11.1.	Protection and Proper Use of Clearbrook Assets	18
12.	Regulatory Inquiries, Investigations and Litigation	18
12.1.	Types of Inquiries	18
12.2.	Responding to Information Requests	19
12.3.	Litigation	19
13.	Political Contributions and Pay to Play	19
13.1.	Clearbrook’s Pay to Play Policy	19
13.2.	Restrictions and Preclearance of Political Contributions	20
13.3.	New Employee Certification	20
14.	Outside Business Activities	20
15.	Ownership of this Code of Ethics	21
Appendix A: Employee Acknowledgement		22
Appendix B: Political Contributions Pre-Clearance Form		23
Appendix C: Employee Trade Pre-Clearance Request Form		25
Appendix D: Initial/Annual Holdings Report		26
Appendix E: Quarterly Transaction Report		27
Appendix F: Quarterly Compliance Attestation		28
Appendix G: Outside Business Activity PreClearance Form		29
Appendix H: Insider Disclosure		30
APPENDIX I: PRIVATE PLACEMENT APPROVAL FORM		31
Appendix J: INITIAL PUBLIC OFFERING APPROVAL FORM		32
Appendix K: New Employee Political Contributions		33

1.	Introduction

This document describes the Code of Ethics (“Code” or “Policy”) of Clearbrook Investment Consulting, LLC, Clearbrook Investment Solutions, LLC and CBF Advisors, (the “Firm”, “Company” or “Clearbrook”). The primary goal of the Policy is to help ensure that the Firm complies with relevant statutes, regulations, and rules, as well as industry standards, regulatory guidance and ethical norms.

This Code summarizes the values, principles and business practices that guide our business conduct. The Code establishes a set of basic principles to guide all Clearbrook Employees (including Clearbrook management and consultants where applicable) regarding the minimum requirements which we are expected to meet. It is not, however, intended to provide an exhaustive list of all the detailed internal policies and procedures, regulations and legal requirements that may apply to each Employee. Employees should refer to the Compliance Manual for the Firm’s policies covering various legal and regulatory requirements. All Clearbrook Employees are required to be read the Compliance Manual, understand its content as it relates to their job function and duty to clients, and to abide by the policies contained therein.

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CLEARBROOK	Code of Ethics Policy

All individuals subject to the provisions of this Code must conduct themselves in a manner consistent with the requirements and procedures set forth herein. Adherence to the Code is a fundamental condition of service with the Firm.

Clearbrook is a registered investment adviser and acts as investment manager or adviser to registered investment companies, institutional investment clients, employee benefit trusts, high net worth individuals and other types of investment advisory clients. In this capacity, we serve as fiduciaries. The fiduciary relationship mandates adherence to the highest standards of conduct and integrity.

Employees acting in a fiduciary capacity must carry out their duties for the exclusive benefit of our clients. Consistent with this fiduciary duty, the interests of clients take priority over the personal investment objectives and other personal interests of Clearbrook Employees.

Accordingly:

●	Employees must work to mitigate or eliminate any conflict, or appearance of conflict, between the self-interest of any individual covered under the Code and his or her responsibility to our clients, or to Clearbrook.
●	Employees must never improperly use their position with Clearbrook for personal gain to themselves, their family or any other person.

The Code is intended to comply with the provisions of the (U.S.) Investment Advisers Act of 1940 (the “Advisers Act”), including Rule 204A-1, which requires registered investment advisers to adopt and enforce codes of ethics applicable to their supervised persons.

The Code is designed to cover a variety of circumstances and conduct. However, no policy or procedure can anticipate every possible situation. Consequently, Employees of Clearbrook are expected not only to abide by the letter of the Code, but also to its spirit, by upholding the fundamental ideals of Clearbrook which include integrity, honesty and trust.

Clearbrook may modify any or all of the policies and procedures set forth in the Code. Should revisions be made, Employees will receive written notification from the Chief Compliance Officer (the “CCO”). For purposes of supervision, the CCO is responsible for the performance of any review or pre-approval function required under this Code.

The Code should be kept by each Employee for future reference and its guidelines should be made an active part of the Employee’s normal course of business. If an Employee has any questions regarding his or her responsibilities under the Code, he or she must contact the CCO.

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CLEARBROOK	Code of Ethics Policy

2.	Fiduciary Culture

Clearbrook requires that all dealings with, and on behalf of existing and prospective clients be handled with honesty, integrity and high ethical standards, and that such dealings adhere to the letter and the spirit of applicable laws, regulations and contractual guidelines. As a general matter, Clearbrook is a fiduciary that owes its clients a duty of undivided loyalty, and each Employee has a responsibility to act in a manner consistent with this duty. When dealing with or on behalf of a client, every Employee must act solely in the best interests of that client. In addition, various comprehensive statutory and regulatory structures such as the Advisers Act all impose specific responsibilities governing the behavior of personnel in carrying out their responsibilities. Clearbrook and its Employees must comply fully with these rules and regulations.

All Employees are expected to adhere to the high standards associated with our fiduciary duty, including care and loyalty to clients, competency, diligence and thoroughness, and trust and accountability. Further, all Employees must actively work to avoid the possibility that the advice or services we provide to clients is, or gives the appearance of being, based on the self-interests of Clearbrook or its Employees and not the clients’ best interests.

The fiduciary responsibilities apply to a broad range of investment and related activities, including sales and marketing, portfolio management, securities trading, allocation of investment opportunities, client service, operations support, performance measurement and reporting, new product development as well as Employee personal investing activities. These obligations include the duty to avoid material conflicts of interest (and, if this is not possible, to provide full and fair disclosure to clients in communications), to keep accurate books and records, and to supervise personnel appropriately.

3.	Oversight of Code of Ethics

3.1. Acknowledgement of the Code

Each Employee must execute and return to the CCO the “Employee Acknowledgement” form (Appendix A), upon hire and annually thereafter, certifying that he or she has read and understands the Code’s contents.

3.2. Reporting Violations

All Employees must promptly report any violations of the Code and federal securities laws to the CCO.

3.3. Ownership of the Code

The CCO is responsible for developing and updating the Code and is responsible for enforcing the Code. Any questions should be directed to the CCO.

3.4. Sanctions for Failure to Comply with the Code

If it is determined that an Employee has committed a violation of the Code, the CCO and Clearbrook management may impose sanctions and/or take other action as deemed appropriate. These actions may include, among other things, disgorgement of profits, criminal or civil penalties, a letter of caution or warning, suspension or termination of employment, and/or notification to the SEC of the violations.

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CLEARBROOK	Code of Ethics Policy

4.	Conflicts of Interest / Unlawful Actions

A “conflict of interest” exists when a person’s private interests may be contrary to the interests of Clearbrook’s clients

A conflict situation can arise when a Clearbrook Employee takes actions or has interests (business, financial or otherwise) that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may arise, for example, when an Clearbrook Employee, or a member of his or her family1 receives improper personal benefits (including personal loans, services, or payment for services that the Clearbrook Employee performs in the course of Clearbrook business) as a result of his or her position at Clearbrook, or gains personal enrichment or benefits through access to confidential information. Conflicts may also arise when a Clearbrook Employee, or a member of his or her family, holds a significant financial interest in a company that does an important amount of business with Clearbrook or has outside business interests that may result in divided loyalties or compromise independent judgment. Moreover, conflicts may arise when making securities investments for personal accounts or when determining how to allocate trading opportunities.

Conflicts of interest can arise in many common situations, despite one’s best efforts to avoid them. This Code does not attempt to identify all possible conflicts of interest. Literal compliance with each of the specific procedures will not shield each Employee from liability for personal trading or other conduct that violates your fiduciary duties to our clients. Clearbrook Employees are encouraged to seek clarification of, and discuss questions about, potential conflicts of interest. If you have questions about a particular situation or become aware of a conflict or potential conflict, you should bring it to the attention of the Chief Compliance Officer.

In addition to the specific prohibitions contained in the Code, Employees are subject to a general requirement not to engage in any act or practice that would defraud our clients. This general prohibition (which also applies specifically in connection with the purchase and sale of a Security held or to be acquired or sold, as this phrase is defined in the Appendix) includes:

●	Making any untrue statement of a material fact or employing any device, scheme or artifice to defraud a client;
●	Omitting to state (or failing to provide any information necessary to properly clarify any statements made, in light of the circumstances) a material fact, thereby creating a materially misleading impression;
●	Making investment decisions, changes in research ratings and trading decisions other than exclusively for the benefit of, and in the best interest of, our clients;

[1]	For purposes of this section of the Code, unless otherwise specifically provided, (i) “family” means your spouse/domestic partner, parents, children, siblings, in-laws by marriage (i.e., mother, father, son and/or daughter-in- law) and anyone who shares your home; and (ii) “relative” means your immediate family members and your first cousins.
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CLEARBROOK	Code of Ethics Policy

●	Using information about investment or trading decisions or changes in research ratings (whether considered, proposed or made) to benefit or avoid economic injury to you or anyone other than our clients;
●	Taking, delaying or omitting to take any action with respect to any research recommendation, report or rating or any investment or trading decision for a client in order to avoid economic injury to you or anyone other than our clients;
●	Purchasing or selling a security based on the knowledge of a possible trade by or for a client with the intent of personally profiting from personal holdings in the same or related securities (“front-running” or “scalping”);
●	Revealing to any other person (except in the normal course of your duties on behalf of a client) any information regarding securities transactions by any client or the consideration by any client of any such securities transactions; or
●	Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on a client or engaging in any manipulative practice with respect to any client

5.	Whistleblower Policy

It is the Firm’s “Whistleblower Policy” to encourage Employees to report any concerns or wrongdoings (including, without limitation, any violations of this Code, the Manual or any federal or state securities laws) that may adversely impact the Firm, its clients or their investors without fear of reprisal or retaliation. All Employees are strongly encouraged to report concerns and potential infractions through the normal business channels which can include, for example, one’s immediate supervisor, or any member of the Firm’s senior management. However, if an Employee would be uncomfortable or otherwise reluctant to report concerns or potential infractions through the normal business channels, such Employees may report any relevant concerns or wrongdoings confidentially and/or anonymously to supervisory personnel.

5.1.1. No Retaliation

The Firm will not retaliate or tolerate retaliation, directly or indirectly, against any Employee who, in good faith, reports any concerns of wrongdoings pursuant to this Whistleblower Policy or to any governmental, regulatory or law enforcement agency with the appropriate jurisdiction to investigate the allegations (a “Whistleblower”). Whistleblowers will not suffer harassment, retaliation or adverse employment consequences as a result of reporting any concerns of wrongdoings pursuant to this Whistle Blower Policy. Adverse employment consequences include but are not limited to demotion, suspension, termination, transfer to a lesser position, punitive job assignments, denial of promotion, denial of benefits, threats, harassment, denial of compensation, or any manner of discrimination against a Whistleblower in the terms and conditions of their employment. Any Employee who retaliates against a Whistleblower shall be subject to disciplinary action up to and including termination of employment.

5.1.2. Confidentiality

Reports made pursuant to this Whistleblower Policy may be submitted on a confidential basis and may be submitted anonymously. In the case of confidential submissions, the Firm will make commercially reasonable efforts to protect the Whistleblower’s identity and all reports will be kept confidential to the extent reasonably possible, consistent with the need to conduct a thorough and effective investigation, or as required by law.

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5.1.3. Requirement to Act in Good Faith

Whistleblowers must act in good faith and must not make false accusations when reporting any concerns or wrongdoings. Any Employee who knowingly or recklessly makes false or misleading statements or disclosures that are not in good faith will not be protected by this Whistleblower Policy and may be subject to disciplinary actions up to and including termination.

5.1.4. Post-Reporting Procedures

Upon receipt of a report made pursuant to this Whistleblower Policy, the Firm will conduct an initial review and assessment in a timely manner and report the assessment to senior management. Upon completion of the initial assessment, the senior management will determine who else within the Firm needs to be made aware of the allegation(s) and to determine the investigation techniques, if any, to be employed. The Firm will make commercially reasonable efforts to provide the Whistleblower with updates both upon the completion of the initial assessment and upon the ultimate completion of any subsequent investigation. The Firm will retain records of all reports made pursuant to this Whistleblower Policy. If it is determined by the Firm after consulting with counsel that the Firm at any time has an obligation to self-report to any relevant regulatory authority, it will do so promptly after such determination is made.

6.	Gifts and Entertainment

6.1.	Introduction

It is the Firm’s policy that all Employees act in good faith and in the best interests of the Firm. To this end, Employees must not put themselves or the Firm in a position that would create even the appearance of a conflict of interest. If you have any doubts or questions about the appropriateness of any gift or entertainment, you should not accept it, or discuss it with the CCO first.

6.2.	Gifts and Entertainment Policy

The Firm’s “Gifts and Entertainment Policy” distinguishes between a “Gift” and “Entertainment.” Gifts are items (or services) of value that a third party provides to an Employee (or an Employee to a third party) where there is no business communication involved in the enjoyment of the gift. Entertainment, on the other hand, contemplates that the giver participates with the recipient in the enjoyment of the item. Entertainment is only appropriate when used to foster and promote business relationships for the Firm. Solicitation of Gifts and/or Entertainment is unprofessional and is strictly prohibited. The following are examples of conflicts associated with gifts:

●	The gift is a cash gift;
●	The gift or entertainment can be construed as a bribe or payoff;
●	The gift or entertainment violates laws or regulations; and
●	Disclosure of the gift or entertainment to fellow Employees would embarrass the recipient Employee or Clearbrook.

Gifts made to charitable or not for profit organizations are not subject to the gift policy. Therefore, the Firm and its Employees are free to donate or make contributions to organizations as long as the contribution has no Clearbrook related business purpose or objective.

6.2.1. Value of Gifts and Entertainment

Employees may not give or receive a Gift with a value in excess of $250 to or from anyone with whom the Firm has or is likely to have business dealings, unless pre-approved by the CCO prior to giving or approved the next business day after receiving. Employees may not give or accept an invitation that involves Entertainment that is excessive or not usual or customary. If an Employee is unable to judge the value of a Gift or believes that the Entertainment may be excessive, he or she should contact the CCO for guidance.

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6.2.2.	Reporting of Gifts and Entertainment

Each Employee must notify the CCO for approval promptly upon receiving or prior to giving a Gift in excess of $250 or invitation for Entertainment in excess of $500. The CCO is responsible for recording the information on the Gift and Entertainment Log. Note that multiple gifts from the same person or Firm during a single calendar year that total over $250 need to be reported to the CCO, even if the individual gifts are under $250.00. Multiple invitations for entertainment from the same person or entity in a single calendar year that exceed $500 also need to be reported.

7.	Improper Use of Client Relationships

As discussed previously, Clearbrook owes fiduciary duties to each of our clients. These require that our actions with respect to client assets or vendor relationships be based solely on the clients’ best interests and avoid any appearance of being based on our own self-interest. Therefore, we must avoid using client assets or relationships to inappropriately benefit Clearbrook.

Briefly, Clearbrook regularly acquires services directly for itself, and indirectly on behalf of its clients (e.g., brokerage, investment research, custody, administration, accounting, printing and legal services). Using the existence of these relationships to obtain discounts or favorable pricing on items purchased directly for Clearbrook or for clients other than those paying for the services may create conflicts of interest. Accordingly, business relationships maintained on behalf of our clients may not be used to leverage pricing for Clearbrook when acting for its own account unless all pricing discounts and arrangements are shared ratably with those clients whose existing relationships were used to negotiate the arrangement and the arrangement is otherwise appropriate under relevant legal/regulatory guidelines.

8.	Advancing the Firm’s Interests

Clearbrook Employees owe a duty to Clearbrook to advance the Firm’s legitimate interests when the opportunity to do so arises and to use corporate resources exclusively for that purpose. Corporate opportunities and resources must not be taken or used for personal gain.

Clearbrook Employees are prohibited from:

●	Finding corporate opportunities using company property, resources or your position and then taking them for yourself personally;
●	Using company property, information, resources or their company position for personal gain; and
●	Competing with Clearbrook directly or indirectly.
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9.	Insider Trading

9.1.	Introduction

Insider trading is prohibited primarily by Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934 (the “Exchange Act”). In addition, Section 204A of the Advisers Act requires investment advisers to adopt, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of material non-public information by the Firm or any of its Employees or affiliates.

The term “insider trading” generally means one or more of the following activities:

●	Trading while in possession of material non-public information, that has been obtained from an Insider (defined below) in breach of either a duty of trust or confidence;
●	Trading while in possession of material non-public information received from a Temporary Insider (defined below) where the information (i) was disclosed in violation of the Temporary Insider’s duty to keep the information confidential or (ii) was misappropriated by the Temporary Insider;
●	Recommending the purchase or sale of securities while in possession of material non-public information; or
●	Communicating material non-public information to others.

9.2.	Definitions

9.2.1. Material Information

Information is material if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision. This may include earnings information, merger and acquisition information, significant changes in assets, and significant new products or discoveries.

9.2.2. Nonpublic Information

Information is considered nonpublic if it has not been broadly disseminated to investors in the marketplace. Direct evidence of dissemination is the best indication that information is “public,” for example, if the information has been made available to the public through publications of general circulation (e.g., The Wall Street Journal) or in a public disclosure document filed with the SEC (e.g., a Form 8K).

Before it can be considered public, a sufficient period of time must elapse for the information to permeate the public channels. There is no set time period between the information’s release and the time it is considered to be fully disseminated into the marketplace. The speed of dissemination depends on how the information was communicated.

9.2.3. Insider and Temporary Insider

The term “Insider” is construed by the courts to refer to an individual or entity that, by virtue of a fiduciary relationship with an issuer of securities, has knowledge of, or access to, material non- public information. This may include an officer, director or employee of a company, as well as any controlling shareholder. In addition, a person can be a “Temporary Insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and, as a result, is given access to information. Temporary insiders include, among others, the Firm’s attorneys, accountants, consultants, financial advisors, and lending officers, and the employees of these organizations.

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9.2.4. Tipper / Tippee Liability

An Employee who does not trade securities but learns of material non-public information from a corporate insider (or someone who has breached a duty of trust or confidence to the source of the information), and then shares the information with someone else (the “Tipper”) who trades in securities, can be liable for the trading done by the person to whom the Employee passed the information (the “Tippee”). Thus, the Tipper is subject to liability for insider trading if the Tippee trades, even if the Tipper does not. It therefore is important never to pass on material non-public information to anyone else who may trade while aware of that information or who may pass it on to others that may trade. The Tippee may be subject to liability for insider trading if the Tippee knows or should have known that the Tipper breached a duty of trust or confidence.

9.3.	Firm’s Insider Trading Policy

The Firm’s “Insider Trading Policy” applies to every Employee and extends to activities outside the scope of his or her duties at the Firm. The Firm forbids any Employee from engaging in any activities that would be considered illegal insider trading. Any questions regarding this Insider Trading Policy should be referred to the CCO.

The following Insider Trading Policy restrictions are established for every Employee that may have or was in possession of material non-public information. Such an Employee may not:

●	Buy or sell any security (or related security) for his or her own or any related account or any account in which an Employee may have any direct or indirect interest or any Firm Client, or otherwise act upon any material non-public information in the Employee’s possession obtained from any source.
●	Buy or sell any security or related security for any account or otherwise act upon any material proprietary information that an Employee may have or obtain from any source.
●	Recommend the purchase or sale of any security to any person based upon material non-public information.
●	Share material, inside information with someone else (Tipping), even if you do not believe they will trade on the information.

9.4.	Procedures Designed to Detect and Prevent Insider Trading

Before trading on their own behalf or for others, each Employee should ask himself or herself the following questions regarding information in his or her possession:

●	Is the information material?
●	Is the information nonpublic?

If, after consideration of the above, an Employee believes that the information is material and nonpublic, or if an Employee has questions as to whether the information is material and nonpublic, he or she should take the following steps:

●	Report the information and proposed trade immediately to the CCO;
●	Do not purchase or sell the securities either on behalf of himself or herself or on behalf of others; and
●	Do not communicate the information inside or outside of the Firm, other than to the CCO.
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After the CCO has reviewed the issue, the Employee will be instructed either to continue the prohibitions against trading and communication because the CCO has determined that the information is material non-public information, or he or she will be allowed to trade the security and communicate the information if it is not material, non-public information.

Additionally, Employees are required to disclose the existence and location of all personal trading accounts and to arrange for copies of all brokerage statements to be sent from the outside financial institution to the Firm’s CCO. Such statements will be reviewed by the CCO or by his/her designee to watch for any activities that might be considered insider trading.

9.5.	Compliance Responsibilities

The CCO will review the Firm’s Insider Trading Policy during the annual compliance training meeting to ensure that all Employees are properly trained and aware of the required reporting procedures. Upon learning of a potential violation of the Insider Trading Policy, the CCO will promptly prepare a confidential written report to be discussed with the Firm’s senior management. The report will describe who violated the policy, how it is believed to have been violated, and provide recommendations for further action.

9.6.	Penalties for Insider Trading

Trading securities while in possession of material non-public information or improperly communicating that information to others may expose an Employee to stringent penalties including fines and jail terms. The SEC can also recover profits gained or losses avoided through insider trading, impose a penalty of up to three times the illicit windfall, and issue an order permanently barring the Employee from the securities business. An Employee can also be sued by investors seeking to recover damages for insider trading. In addition, any violation of the Code’s Insider Trading Policy can be expected to result in serious sanctions by the Firm, including termination of employment.

10.	Employee Trading and Investments

Clearbrook requires that all Employee investment transactions be carried out in a manner that will not create a perceived or actual conflict of interest between the Firm and its Clients. To this end, the Firm has adopted procedures to monitor employee trading on an ongoing basis.

10.1.	Definitions

10.1.1. Reportable Security

“Reportable Securities” include a wide variety of investments including: stocks, bonds, options, futures, exchange-traded funds (“ETFs”), currencies, warrants, commodities and other derivative products. A Reportable Security does not include:

●	Transactions and holdings in direct obligations of the U.S. government;
●	Money market instruments defined as bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short- term debt instruments;
●	Shares issued by money market funds;
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●	Shares issued by open-end funds; provided that such funds are not advised by the Firm or an affiliate and such fund’s advisor or principle underwriter is not controlled or under common control with the Firm; and
●	Units of a unit investment trust if the unit investment trust is invested exclusively in one or more open-end funds; provided that such funds are not advised by the Firm or an affiliate and such fund’s adviser or principle underwriter is not controlled or under common control with the Firm.

10.1.2.	Covered Account

This policy applies to all “Covered Accounts” of Employees, including accounts maintained by or for:

●	The Employee’s spouse or domestic partner (except a spouse or partner with a valid separation/divorce decree) and minor children
●	The Employee’s immediate family members[2] sharing the same household;
●	Any persons to whom the Employee provides primary financial support and either (i) whose financial affairs are managed by the Employee or (ii) for whom the Employee holds discretionary authority over financial accounts; and
●	Any accounts for entities in which the Employee has a 25% or greater beneficial interest or exercises effective control.

It is the Employee’s responsibility to ensure family members and persons to whom the Employee provides primary financial support are aware of this policy and adhere to it.

10.2.	Pre-Clearance of Trades

All Employees are responsible for pre-clearing any and all transactions for securities on the Restricted List (See The Restricted List), any limited offering and any initial public offering (“IPO”)3 with the CCO (and the CCO must pre-clear with the CEO or COO) The pre-clearance requirement only applies to securities on the Restricted List and IPO’s.

10.3.	Front Running

The term “front-running” means knowingly trading before a contemplated transaction by a Client, whether or not the Employee’s trade and the Client’s trade take place in the same market, in order to take advantage of, or avoid changes in, market prices effected by Client transactions in a Reportable Security. An Employee is prohibited from front-running.

10.4.	Scalping

An Employee is prohibited from purchasing (or selling short) a Reportable Security (or its economic equivalent) with the intention of recommending that the security be purchased (or sold) for a Client for the purpose of supporting or increasing (or protecting) the price of the security for the benefit of the Employee, rather than the benefit of the Client. This activity, referred to as “scalping” is prohibited whether or not an Employee realizes a profit from the subject transaction.

[2]	Immediate family member means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in- law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law.
3	“Initial public offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.
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10.5.	Block Trades and Black Out Periods

An Employee is prohibited from engaging in a transaction in a Reportable Security which such person knows or should have known at the time there to be pending, on behalf of any Client, a “buy” or “sell” order in the same or related security or instrument (front running) unless purchased in a block trade with the client. Both the client and Employee should receive the same price. If a trade is made for a client and the Employee wishes to trade the same Reportable Security, and a block trade is not done, the Employee must wait 24 hours (blackout period) before making any trades in the same Reportable Security.

10.6.	No Excessive Trading

Clearbrook reserves the right to amend the Personal Trading Policy or otherwise restrict personal trading in Covered Accounts if an Employee’s trading activities may create a continuing or recurring conflict between such Employee's interests or performance of his or her responsibilities, obligations and time commitments to Clearbrook or its clients. Clearbrook reserves the right to require an Employee to reverse, cancel or freeze, at such individual’s expense, any transaction or position in a Covered Account that is inconsistent with the EIP. Clearbrook further reserves the right, in its discretion, to impose further restrictions from time to time on the trading activities of an Employee.

10.7.	The Restricted List

The CCO may place certain securities on a “Restricted List.” Employees are prohibited from personally, or on behalf of a Client, purchasing or selling securities that appear on the Restricted List, unless pre-cleared beforehand by the CCO.

A security may be placed on the Firm’s Restricted List for a variety of reasons including, but not limited to:

●	Clearbrook is in possession of material, nonpublic information (“material non-public information”) about an issuer;
●	A Clearbrook Employee is in a position, such as a member of an issuer’s board of directors, that may be likely to cause the Firm or such Employee to receive material non-public information;
●	Clearbrook has executed a non-disclosure agreement or other agreement with a specific issuer that restricts trading in that issuer’s securities;
●	An Employee trading in the security may present the appearance of a conflict of interest or an actual conflict of interest;
●	An investor relationship that involves a senior officer or director of an issuer, a “Value-Added Investor”, may present the appearance of a conflict of interest or an actual conflict of interest;
●	Clearbrook is instructed to add the security to its Restricted List in accordance with its status as a sub-adviser to an investment adviser; and
●	The CCO has determined it is necessary to do so.

The CCO is responsible for maintaining the Restricted List and securities will remain on the Restricted List until such time as the CCO deems their removal appropriate.

10.8.	Reporting of Employee Holdings and Transactions

Employees are required to periodically report their personal securities transactions and holdings to the CCO as outlined below.

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CLEARBROOK	Code of Ethics Policy

10.8.1. Initial Holdings Report

Each new Employee must provide the CCO with an “Initial Holdings Report” attached hereto as Appendix D for Covered Accounts and Non-Discretionary Managed Accounts, as well as any Limited Offerings. The Initial Holdings Report must be submitted within 10 days of his or her commencement of employment and the report must be current as of a date not more than 45 days prior to the individual being hired. The Initial Holdings Report must contain the following information, at a minimum, for all Reportable Securities:

●	The title and type of security (and, as applicable, the exchange ticker symbol or CUSIP number), number of shares and principal amount of each security;
●	The name of the broker, dealer or bank, account name, number and location; and
●	The date that the Initial Holdings Report was submitted by the Employee.

An Employee may provide a recent brokerage statement(s) in place of the Holdings Report if it contains all the securities owned.

10.8.2.	Annual Holdings Report

Each Employee must provide the CCO with an Initial/Annual Holdings Report attached hereto as Appendix D for disclosing Covered Accounts and Non-Discretionary Managed Accounts, as well as any Limited Offerings, containing the same information required in the Initial Holdings Report as described above. The Annual Holdings Report must be submitted as of year-end and must be current as of not more than 45 days prior to the date the Annual Holdings Report is submitted. An Employee may provide a recent brokerage statement(s) in place of the Holdings Report if it contains all the securities owned.

10.8.3.	Quarterly Transaction Report and Brokerage Statements

Each Employee must report to the CCO all information contained on the “Quarterly Transaction Report” attached hereto as Appendix E for all Reportable Securities in Covered Accounts. The Quarterly Transaction Report must be submitted no more than 30 days after the end of each calendar quarter and must cover all transactions during the quarter and identify any newly opened Covered Accounts. Employees with no personal securities transactions during the quarter are required to submit a Quarterly Transaction Report confirming the absence of any transactions. Employees with personal securities transactions must also submit monthly or quarterly brokerage statements within 30 days after the end of the calendar quarter. The brokerage statement(s) may be used in place of the Holdings Report if it contains all the securities owned.

10.9.	Exemption from Reporting on Certain Accounts or Transactions

An Employee is not required to submit an Initial or Annual Holdings Report or a Quarterly Transaction Report with respect to certain accounts or transactions:

10.9.1.	Non-Volitional Transactions

Reportable Securities that are acquired or disposed of without the Access Person’s discretion as to time or amount including, for example,

●	securities acquired through stock splits, reverse stock splits, mergers, consolidations, spin- offs and other similar corporate reorganizations generally involving all holders of the same class of securities,
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CLEARBROOK	Code of Ethics Policy

●	an involuntary sale as the result of a company exercising a call provision on its outstanding debt, and
●	assignments of options or exercises of options at expiration, and
●	exercises of in-the-money options by the Access Person’s brokerage firm on the day prior to expiration.

10.9.2. Employee Stock Option Plans

Transactions involving the exercise and/or purchase of securities pursuant to an employer stock option plan. Such plans may be applicable to persons subject to the Policy because the Employee has Beneficial Ownership of their account. The sale of securities received from such plans must be pre-cleared.

10.9.3. Tender Offers for All Shares

Transactions pursuant to a bona fide tender offer made for any and all outstanding securities held by holders of the same class of securities. However, tender offers for less than all outstanding securities of a class must be pre- cleared.

10.9.4. Charitable Donations

Transactions in Reportable Securities that are gifted to charitable organizations are exempt from all trading restrictions, subject to CCO approval.

10.9.5. Automatic Investment Plans

Transactions in automatic investment plans which automatically invest the same among every month (or other period) without any interactions from the Employee do not need to be reported.

10.9.6. Balances in a 401(k) or 529 Plans

In a 401(k) or 529 Plan account with limited mutual fund options available for allocating funds, where the Employee makes elections for the funds to be invested in, no reporting is required. However, if the 401(k) plan allows for investment in individual stocks or other investments covered under the Code, normal reporting is required.

10.10.	Initial Public Offerings and Private Placements

Employees and their immediate family members must obtain written pre-approval from the CCO before investing in any private offerings or initial public offering (See Exhibits I and J). Limited Offerings include investments in private placements, private investment partnerships, interests in oil and gas ventures, real estate syndications, participations in tax shelters, and shares issued prior to a public distribution.

Prior to making the initial or any follow-on investment in a private placement, the Employee must arrange for the CCO to review and obtain any private placement memoranda, subscription agreements or other like documents pertaining to the investment. Where confirmations and statements or other like documents are not available from the issuer, the Employee must promptly inform the CCO of any changes in the investment and provide the CCO with a written yearly update.

Since these types of offerings are not generally available to the general public, Employees must not be taking advantage of an opportunity that should first be offered to eligible clients of the Firm. The Employee should also not be taking advantage of an investment opportunity made available because client or brokerage business has been directed to the sponsor or general partner of the entity offering the investment opportunity.

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CLEARBROOK	Code of Ethics Policy

10.11.	Specific Account Exemptions

Any Employee who wishes to seek an exemption of a specific investment or brokerage account from coverage under the Code must contact the CCO for an exemption/waiver request.

10.12.	Review and Retention of Reports

The CCO shall review the holdings reports, transaction reports, the preclearance forms and/or brokerage statements to determine whether any violations of the Firm’s policies or of the applicable securities laws have occurred. If there are any discrepancies between holdings reports, transaction reports or preclearance forms, the CCO shall contact the responsible Employee to resolve the discrepancy. If the Firm determines that an Employee has violated the Code, such Employee may be subject to disciplinary action or restrictions on further trading.

10.12.1. Escalation of Violations and Sanctions

Upon discovering a violation of the procedures contained in this Code, the CCO will notify senior management and the Firm may impose sanctions as it deems appropriate.

10.12.2. Confidentiality

The CCO and any other designated compliance personnel receiving reports of an Employee’s holdings and transactions under this Code will keep such reports confidential, except to the extent that the Firm is required to disclose the contents of such reports to regulators.

11.	Confidentiality of Non-Public information

Clearbrook Employees must maintain the confidentiality of sensitive non-public and other confidential information entrusted to them by Clearbrook or its clients and vendors and must not disclose such information to any persons except when disclosure is authorized by Clearbrook or mandated by regulation or law. However, disclosure may be made to

●	Other Clearbrook Employees who have a bona-fide “need to know” in connection with their duties;
●	Persons outside Clearbrook (such as attorneys, accountants or other advisers) who need to know in connection with a specific mandate or engagement from Clearbrook or who otherwise have a valid business or legal reason for receiving it and have executed appropriate confidentiality agreements;
●	Regulators pursuant to an appropriate written request.

Confidential information includes all non-public information that might be of use to competitors, or harmful to Clearbrook or our clients and vendors, if disclosed. The identity of certain clients may be confidential, as well. Intellectual property (such as confidential product information, trade secrets, patents, trademarks, and copyrights), business, marketing and service plans, databases, records, salary information, unpublished financial data and reports as well as information that joint venture partners, suppliers or customers have entrusted to us are also viewed as confidential information. Please note that the obligation to preserve confidential information continues even after employment with Clearbrook ends.

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CLEARBROOK	Code of Ethics Policy

To safeguard confidential information, Clearbrook Employees should observe at least the following procedures:

●	Special confidentiality arrangements may be required for certain parties, including outside business associates and governmental agencies and trade associations, seeking access to confidential information;
●	Papers relating to non-public matters should be appropriately safeguarded;
●	Appropriate controls for the reception and oversight of visitors to sensitive areas should be implemented and maintained;
●	Document control procedures, such as numbering counterparts and recording their distribution, should be used where appropriate;
●	If a Clearbrook Employee is out of the office in connection with a material non-public transaction, staff members should use caution in disclosing the Clearbrook Employee’s location;
●	Sensitive business conversations, whether in person or on the telephone, should be avoided in public places and care should be taken when using portable computers and similar devices in public places; and
●	E-mail messages and attachments containing material non-public information should be treated with similar discretion (including encryption, if appropriate) and recipients should be made aware of the need to exercise similar discretion.

11.1.	Protection and Proper Use of Clearbrook Assets

Clearbrook Employees have a responsibility for safeguarding and making proper and efficient use of Clearbrook’s property. Every Clearbrook Employee also has an obligation to protect Clearbrook’s property from loss, fraud, damage, misuse, theft, embezzlement or destruction. Acts of fraud, theft, loss, misuse, carelessness and waste of assets may have a direct impact on Clearbrook’s profitability. Any situations or incidents that could lead to the theft, loss, fraudulent or other misuse or waste of Clearbrook property should be reported to senior management or a representative of Compliance function as soon as they come to an Employee’s attention.

12.	Regulatory Inquiries, Investigations and Litigation

Governmental agencies and regulatory organizations may from time to time conduct surveys or make inquiries that request information about Clearbrook, its customers or others that generally would be considered confidential or proprietary. All regulatory inquiries concerning Clearbrook are to be handled by the CCO. Employees receiving such inquiries should refer such matters immediately to the CCO.

12.1.	Types of Inquiries

Regulatory inquiries may be received by mail, e-mail, telephone or personal visit. In the case of a personal visit, demand may be made for the immediate production or inspection of documents. While any telephone or personal inquiry should be handled in a courteous manner, the caller or visitor should be informed that responses to such requests are the responsibility of Clearbrook’s CCO Therefore, the visitor should be asked to wait briefly while a call is made to the CCO for guidance on how to proceed. In the case of a telephone inquiry, the caller should be referred to the CCO or informed that his/her call will be promptly returned. Letter or e-mail inquiries should be forwarded promptly to the CCO, who will provide an appropriate response.

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CLEARBROOK	Code of Ethics Policy

12.2.	Responding to Information Requests

Under no circumstances should any documents or material be released without prior approval of the CCO. Likewise, no Employee should have substantive discussions with any regulatory personnel without prior consultation with the CCO. Note that this policy is standard industry practice and should not evoke adverse reaction from any experienced regulatory personnel. Even if an objection to such delay is made, the policy is fully within the law and no exceptions should be made. Any Employee that is notified that they are the subject of a regulatory investigation, whether in connection with his or her activities at Clearbrook or at a previous employer, must immediately notify the CCO or General Counsel.

12.3.	Litigation

Any receipt of service or other notification of a pending or threatened action against the Firm should be brought to the immediate attention of the CCO who may refer the matter to General Counsel. These individuals also should be informed of any instance in which an Employee is sued in a matter involving his/her activities on behalf of Clearbrook. Notice also should be given to either of these individuals upon receipt of a subpoena for information from Clearbrook relating to any matter in litigation or receipt of a garnishment lien or judgment against the Firm or any of its clients or Employees. The General Counsel or CCO will determine the appropriate response.

13.	Political Contributions and Pay to Play

Rule 206(4)-5 under the Advisers Act (the “Pay to Play Rule) restricts the Firm and its Employees from making US political contributions that may appear to be made for pay to play purposes, regardless of the contributor’s intent. Pay to play refers to arrangements whereby investment advisors make political contributions or related payments to government officials in order to be awarded with or afforded the opportunity to complete for contracts to manage the assets of public pension plans or other government accounts.

The Pay to Play Rule generally creates (i)a two-year time out from receiving compensation for providing advisory services to certain state and local entities after political contributions have been made to certain government officials, (ii)a prohibition on soliciting or coordinating certain contributions and payment s, and (iii) a prohibition from paying certain third parties from soliciting state and local government entities.

13.1.	Clearbrook’s Pay to Play Policy

It is Clearbrook’s policy that contributions to candidates for a public office, a political party or a political action committee (“PAC”) by the Firm and its Employees are made in compliance with the Pay to Play Rule. Any contribution to candidates running for US state or local political office, or to political parties or PACs that may contribute to such campaigns (collectively a “Political Contribution”) by the Firm or its Employees must be made in compliance with applicable law.

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CLEARBROOK	Code of Ethics Policy

Neither Clearbrook or its Employees will make Political Contributions or otherwise endorse or support political parties or candidates (including through intermediary organizations such as PACs or campaign funds) with the intent of directly or indirectly influencing any investment management relationship.

13.2.	Restrictions and Preclearance of Political Contributions

Clearbrook requires all Employees to obtain pre-approval from the CCO by completing a Political Contributions Pre-Clearance Form (Appendix C). Under no circumstances may an Employee engage in any of the foregoing activities indirectly, such as by funneling payments through third parties including, for example, attorneys, family members, friends or companies affiliated with the Firm as a means of circumventing the Pay to Play Rule.

13.3.	New Employee Certification

When an individual is employed by Clearbrook, the Firm must “look back” to that Employee’s prior political contributions. If the Employee is involved in soliciting clients or investors for the Firm, then the Firm is required to look back at the Employee’s political contributions for two years. If the Employee is not involved in soliciting clients or investors for the Firm, the Firm is only required to look back six months. The CCO will determine whether any such past political contribution will affect the Firm’s business. Upon joining the Firm, each new Employee must complete the New Employee Political Contribution Form (Appendix J).

14.	Outside Business Activities

Employees must also obtain written approval from the CCO before engaging in outside business activities. “Outside Business Activities” includes anything that i) involves a material time commitment, or provides compensation, ii) involves employment, teaching assignments, lectures, publication of articles, radio/television appearances, or iii) might pose any actual or potential conflicts of interest with the business of the Firm (whether or not on behalf of the Firm). It also includes any activity for which an Employee receives payment for services. Employees wishing to enter into or engage in such transactions and activities must obtain the required written approval using the Outside Business Activity PreClearance form (Appendix G). Employees must also attest quarterly to any such Outside Business Activity and that the Firm’s policy regarding Outside Business Activities has not been violated. The Firm may, on a case by case basis, permit its Supervised Persons to hold outside positions including that of being an officer, partner, director, or employee of another company, business or charitable organization. Under no circumstances may an Employee present or suggest that his or her association with any outside business activity in any way reflects the approval or endorsement by the Firm of that organization, its securities, manner of doing business or any person connected with the organization or its activities.

No Supervised Person may serve as a member of the board of directors or trustees of any business organization or serve on a creditors’ committee, other than a civic or charitable organization, without the prior written approval of the CCO. The determination of a Supervised Person’s eligibility to serve in such a position shall be based on whether such service would be consistent with the interests of the Firm and its Clients, and no person employed by the Firm or any other member of the Firm shall be allowed to serve in such a position unless he or she has notified the Firm of any criteria with respect to such service and have obtained prior approval from the CCO.

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CLEARBROOK	Code of Ethics Policy

If such service is authorized by the CCO, certain safeguards may be implemented at the discretion of the CCO. This may include investment restrictions and/or restricting the flow of information from the Supervised Person serving to those making investment decisions through information barriers or other procedures as outlined in the Firm’s policies and procedures. If the CCO believes that a potential conflict exists with a proposed outside business activity of an Employee. the CCO may prohibit such activities.

15.	Ownership of this Code of Ethics

This Code of Ethics is owned and maintained by the Chief Compliance Officer (“CCO”). Annual testing of this policy and all related procedures and controls will also be conducted by the CCO.

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CLEARBROOK	Code of Ethics Policy

16.	Appendix A: Employee Acknowledgement

All Employees are required to read this Code of Ethics and acknowledge having understood its contents by printing out this page, entering their name, signing and dating it and returning it to the CCO.

I do hereby acknowledge that I have received and read the Clearbrook’s Code of Ethics January 2024. I understand its content and agree to the policies and procedures set forth therein. I have had the opportunity to ask the CCO questions and I have received adequate responses. I am aware of the penalties for violation of these policies and I agree to them.

Name:

Signature:

Date:
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CLEARBROOK	Code of Ethics Policy

17.	Appendix B: Political Contributions Pre-Clearance Form

Name and Title of Employee:

Place of principal residence (city and state):

Employees of Clearbrook (including an Employee’s spouse, domestic partner, minor children and other immediate family members living in the Employee’s household) are required to obtain preclearance from the Chief Compliance Officer for any direct or indirect Contribution4 to be made by the Employee to a public official of a government entity or candidate for such office, including to any political party or any election committee for the person. Note that contributions to officials or candidates for state and local government positions are prohibited.

The undersigned requests preclearance with respect to the following Contribution:

Name of candidate/political party/political action committee to whom Contribution will be made (for candidates, include name, title and any city/county/state or other political subdivision affiliation):

Expected date and form of Contribution (e.g., campaign contribution, gift, loan, fundraising activity, volunteer of time, etc.):

Office to which candidate seeks election:

Candidate’s position at time of Contribution:

Contribution amount (or value of non-cash Contribution):

[4]	“Contribution” is broadly defined and means the giving of anything of value in connection with any election for U.S. federal office (if the candidate running for U.S. federal office currently holds a U.S. state or local political office), U.S. state or local office, including Contributions to any candidate for political office, political party or political action committee. Reportable Contributions include any gift, subscription, loan, advance, deposit ofmoney, or anythingofvalue (regardless of to whom paid) made for the purposeofinfluencing any election, satisfying any debt incurred in connection with any such election, or paying the transition or inaugural expenses of a successful candidate, and any solicitation or coordination of the making of any of the foregoing contributions or payments to a political party (including fundraising activities). Note that you must disclose contributions made by a spouse, domestic partner, minor children and other immediate family members living in your household.
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CLEARBROOK	Code of Ethics Policy

To the best of your knowledge, does the position to which the candidate seeks election or the position currently held by the candidate: (a) involve direct or indirect responsibility for, or can he/she influence the outcome of, the hiring of an investment adviser by a government entity; or (b) involve authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity?

                 Yes                              No

Have you made any other Contributions to this candidate, or payments on behalf of this candidate’s candidacy, during this election cycle?

                 Yes                              No

The undersigned hereby certifies that (i) all information provided herein is accurate and (ii) the Contribution for which the undersigned seeks preclearance as set forth above will not be made for the purpose of influencing the official conduct of any public official of a government entity or candidate for such office.

Name:

Signature:

Date:

Compliance Review:	Approve	Disapprove

Signature:

Date:

Disposition of Preclearance Request

                         Request Approved** (Approval valid for 30 days from date set forth below)

**	If request is approved, the Employee must complete the following section and return a copy of this form to the Chief Compliance Officer:

Form of Contribution:

Amount of Contribution:

Date of Contribution:

                  Request Denied (please consult the CCO for details)

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CLEARBROOK	Code of Ethics Policy

18.	Appendix C: Employee Trade Pre-Clearance Request Form

Preclearance from the CCO is required for certain transactions as set forth in the Personal Trading Policy. The CCO will check the Firm’s Restricted List prior to granting approval. Please complete this form and return it to the CCO.

Employee Name:
Account Holder(s):
Relationship to Employee:
Type of Security:
Name of Security:

Buy/Sell Quantity:	Current Price:
Buy/Sell Quantity:	Current Price:
Buy/Sell Quantity:	Current Price:

I represent that:

●	I am not in possession of material non-public information concerning or affecting the issuer(s);
●	I am not aware of a pending research report involving or relating to the issuer(s);
●	I am not aware of a material pending customer or proprietary trade involving these securities;
●	These trades conform to the Personal Trading Policy; and
●	If approved, I understand that the authorization is valid for only 48 hours from the date/time of approval.

Name:

Signature:

Date:

Compliance Review:	Approve	Disapprove

Signature:

Date:
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CLEARBROOK	Code of Ethics Policy

19.	Appendix D: Initial/Annual Holdings Report

Name of Employee:

The following sets forth all Covered Accounts holding reportable securities and private investments as of                                                   .

Name on Account	Relationship to Employee	Title and Type of Security	Tracker Symbol/CUSIP Number	Number of Shares	Principal Amount	Broker, Dealer or Bank Where Securities Held

                 I have no Covered Accounts.

                 Please see the attached brokerage statement(s) provided to the CCO which contains all information regarding reportable securities as requested above. For annual, I have been providing all my relevant statements on an ongoing basis.

The undersigned Employee certifies that he or she has not engaged in any transactions involving securities that would violate the Personal Trading Policy.

Name:

Signature:

Date:

Compliance Review:	Approve	Disapprove

Signature:

Date:
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CLEARBROOK	Code of Ethics Policy

20.	Appendix E: Quarterly Transaction Report

Name of Employee:

The following sets forth all of the transactions in reportable securities made in my Covered Account(s) for the quarter beginning on                               and ending on                              .

Date	Name on Account	Title and Type of Security	Tracker Symbol / CUSIP Number	Interest Rate/Maturity Date	Nature of Transaction Bought/Sold	Price Per Share	Broker, Dealer or Bank Effecting Transaction

or

                            I have no transactions in Covered Accounts for this calendar quarter.

or

                            Please see statement(s) provided to the CCO which contains all information as requested above. For annual, I have been providing all my relevant statements on an ongoing basis.

The undersigned Employee certifies that he or she has not engaged in any transactions involving securities that would violate the Personal Trading Policy.

Name

Signed

Date

Compliance Review:	Approve	Disapprove

Signature:

Date:
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CLEARBROOK	Code of Ethics Policy

21.	Appendix F: Quarterly Compliance Attestation

Name of Employee:

The undersigned Employee certifies that, pursuant to Clearbrook’s Compliance Manual and Supervisory Procedures (“Manual”) and Clearbrook’s Code of Ethics (“Code”) that he or she:

(i)	Has not engaged in any activity or transactions that would violate the Firm’s Manual, Code or Personal Trading Policy;
(ii)	Has requested preclearance from the CCO for all Outside Business Activities and has not otherwise violated the Firm’s policies regarding Outside Business Activities;
(iii)	Has received pre-clearance from the CCO for all requisite personal account transactions, if any, which is in compliance with Clearbrook’s Personal Trading Policy;
(iv)	Has not made any political contributions without preclearance from the CCO;
(v)	Continues to abide by the Firm’s Social Media Policy as set forth in the Manual;
(vi)	Has reported any gifts and/or entertainment received and obtained pre- approval from the CCO prior to giving any gifts that exceed $250 in value ($500 for entertainment); and
(vii)	Has reported any information to the CCO that could be construed as material non- public in accordance with Clearbrook’s procedures contained in the Firm’s Code.

Name:

Signature:

Date:

Compliance Review:	Approve	Disapprove

Signature:

Date:
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CLEARBROOK	Code of Ethics Policy

22.	Appendix G: Outside Business Activity PreClearance Form

Please respond to the following questions. If any of the information in this Form becomes inaccurate at any time, you must complete an updated Form prior to engaging in any new outside business activity, or promptly after terminating such outside business activity. You must complete a separate Form for each outside business activity that you must disclose.

1.	Are you employed by and/or do you accept any compensation from this Firm?

[   ]  Yes              [   ] No

2.	Do you serve as an officer, director, partner or in any other management capacity?

[   ] Yes                                                                                      (please specify)                  [   ] No

3.	Are you aware of any conflicts of interest with Clearbrook clients as a result of this role?

[   ] Yes                                                                                      (please specify)                  [   ] No

4.	Name and address of business:

5.	Describe your role and the nature of the business:

6.	Compensation to be received:

7.	Do you have any ownership in the company? [ ] Yes [ ] No

8.	Amount of time anticipated to be spent performing this role:

During business hours:                                                   After business hours:

9.	Any additional information about this role:

The Firm prohibits Supervised Persons from engaging in any outside business activities unless first obtaining prior written approval from the Firm. By your signature below, you hereby confirm your acknowledgment of, and agreement and obligation to abide by, the Firm’s outside employment policies and procedures. You further understand that your failure to comply with such policies and procedures is subject to disciplinary action including possible termination.

Employee Signature	Date

Compliance Review:	Approve	Disapprove

Signature:

Date:
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CLEARBROOK	Code of Ethics Policy

23.	Appendix H: Insider Disclosure

Please indicate below whether you or any member of your immediate family is an executive officer, director or 5% or greater stockholder of a public company.

Name of Family Member	Relationship

Name of Entity	Affiliation or Title

Name of Family Member	Relationship

Name of Entity	Affiliation or Title

                   I am not, and no member of my immediate family, is an executive officer, director or 5% or greater stockholder of a public company.

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

Name:

Date:

Compliance Review:	Approve	Disapprove

Signature:

Date:
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CLEARBROOK	Code of Ethics Policy

24.	APPENDIX I: PRIVATE PLACEMENT APPROVAL FORM

Requested by:
Date requested:
Name of Private Placement:

Type of investment:

[  ]  Hedge Fund        [  ] Private Equity Fund        [  ] Private Company        [  ] Other

Description of the Private Placement:

Amount to be invested: $

Date of investment:

Documents attached:

[  ]   Copy of the subscription document and offering memorandum attached

Employee Signature	Date

Compliance Review:	Approve	Disapprove

Signature:

Date:
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CLEARBROOK	Code of Ethics Policy

25.	Appendix J: INITIAL PUBLIC OFFERING APPROVAL FORM

Requested by:
Date requested:
Name of Initial Public Offering:
Number of Shares:
Broker-Dealer:

10.	Are you or any of members of your family directors, officers or Supervised Persons of the Issuer, or have been within the past 12 months? [ ] Yes (Describe below) [ ] No

Are you or any members of your family directors, officers or Supervised Persons of any of the dealers serving as underwriters for the IPO? [  ] Yes (Describe below) [  ] No

Does the Firm do any business with any dealers serving as underwriters for the IPO?

[  ] Yes (Describe below) [  ] No

Amount to be invested: $

Date of investment:

Other relevant facts:

Documents attached:

Copy of the Offering Memorandum

Employee Signature	Date

Compliance Review:	Approve	Disapprove

Signature:

Date:
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CLEARBROOK	Code of Ethics Policy

26.	Appendix K: New Employee Political Contributions

Name and Title of Employee:

Place of principal residence (city and state):

Employees of Clearbrook LLC (including an Employee’s spouse, domestic partner, minor children and other immediate family members living in the Employee’s household) are required to obtain preclearance from the Chief Compliance Officer for any direct or indirect Contribution5 to be made by the Employee to a public official of a government entity or candidate for such office, including to any political party or any election committee for the person. Note that contributions to officials or candidates for state and local government positions are prohibited. New Employees are required to disclose previous political contributions.

The undersigned has made the following political contributions in the previous two years:

Name of candidate/political party/political action committee to whom Contribution was made (for candidates, include name, title and any city/county/state or other political subdivision affiliation):

Date and form of Contribution (e.g., campaign contribution, gift, loan, fundraising activity, volunteer of time, etc.):

Office to which candidate seeks election:

Candidate’s position at time of Contribution:

Contribution amount (or value of non-cash Contribution):

[5]	“Contribution” is broadly defined and means the giving of anything of value in connection with any election for U.S. federal office (if the candidate running for U.S. federal office currently holds a U.S. state or local political office), U.S. state or local office, including Contributions to any candidate for political office, political party or political action committee. Reportable Contributions include any gift, subscription, loan, advance, deposit ofmoney, or anythingofvalue (regardless of to whom paid) made for the purposeofinfluencing any election, satisfying any debt incurred in connection with any such election, or paying the transition or inaugural expenses of a successful candidate, and any solicitation or coordination of the making of any of the foregoing contributions or payments to a political party (including fundraising activities). Note that you must disclose contributions made by a spouse, domestic partner, minor children and other immediate family members living in your household.
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Code of Ethics Policy

To the best of your knowledge, does the position to which the candidate seeks election or the position currently held by the candidate: (a) involve direct or indirect responsibility for, or can he/she influence the outcome of, the hiring of an investment adviser by a government entity; or (b) involve authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity?

Yes	No

Have you made any other Contributions to this candidate, or payments on behalf of this candidate’s candidacy, during this election cycle?

Yes	No

The undersigned hereby certifies that (i) all information provided herein is accurate and (ii) the Contribution for which the undersigned discloses was not be made for the purpose of influencing the official conduct of any public official of a government entity or candidate for such office.

Name:

Signature:

Date:

Compliance Review:	Approve	Disapprove

Signature:

Date:
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